Exhibit 99.1

Chifeng Silver Dragon Signs Definitive Agreement To Commence Production At The Erbahuo Silver Mine, China

BEIJING, March 23, 2011 (PRIME NEWSWIRE) –– Silver Dragon Resources Inc. (OTCBB:SDRG) is pleased to announce that Chifeng Silver Dragon Resources & Technologies, Ltd. (“Chifeng Silver”) which owns the Erbahuo mine; a Sino–American joint venture with a 70% property interest held by Silver Dragon Resources Inc. and 30% property interest held by Huaguan Industrial Corp. (“HIC”), a Chinese state– owned entity; has signed a definitive agreement with Guangxi Hongteng Mining, Ltd. (“GHM”) to commence production at the Erbahuo silver mine, located in Wengniute county, Inner Mongolia, China.

The mine will be an open pit, heap leach process, and is scheduled to produce dore silver bars by the third quarter of 2011 and sold to local smelters. The mine will be developed and operated by GHM as part of a five–year arrangement. GHM anticipates starting to process the ore in the second quarter, yielding up to five (5) tonnes of silver in the first year. Chifeng Silver will receive 30% of the net proceeds.

“We are pleased to commence production at Erbahuo mine and to have a strategic partner assist us in achieving this goal,” commented Marc Hazout, President and CEO. “With strong partnerships and silver prices at historical highs, we are confident the Erbahuo mine will be a successful operation.”

“We look forward to generating revenue from the production at Erbahuo,” stated Guoqiang Hao, director of Silver Dragon and HIC, “Silver Dragon is now recognized as a Silver producer in China.”

About the Erbahuo Silver Mine

The Erbahuo silver mine covers an area of 1.2 square kilometers. It is located 120 kilometers northwest of the city of Chifeng, which is 450 kilometers northeast of Beijing, China, and comprises the Erbahuo mining district, part of the prolific silver belt on the structural join where the north edge of the North China platform meets with the south edge of the Hercynian fold belt of the Great Xingan Mountains. The deposit is a shear zone–hosted and stratabound volcanogenic hydrothermal system of parallel trending and dipping mineralization, containing pyrolusite, psilomelane, limonite, pyrite, galena, sphalerite, chalcopyrite, and other silver related mineralization. Silver is concentrated within manganese oxides. Erbahuo used to be considered a silver manganese mine within a fracture zone. In recent years, however, the features of strata bound silver deposits have been discovered, suggesting the potential for significant further resources in sulfides containing silver, copper, molybdenum, and other metals.

A National Instrument (NI) 43–101 technical report on this property was completed in July 2007 and updated in 2010 by Micromine Consulting, a resource sector consulting company headquartered in Perth, Australia.

A feasibility study for the Erbahuo polymetallic project was completed in early 2009 by Beijing Tenstar Technology Ltd. of Beijing, China (see press release of April 7, 2009).

About Chifeng Silver Dragon Resources & Technologies, Ltd.

Chifeng Silver Dragon Resources & Technologies, Ltd. (“Chifeng Silver”), is a Sino–American joint venture between Silver Dragon Resources Inc. and Huaguan Industrial Corp. (“HIC”), a Chinese state–owned entity. Chifeng Silver holds the mining rights and license issued by the Department of Land & Resources, Inner Mongolia for the Erbahuo silver mine. The license includes mineable ore types of silver, gold, and lead. The business license, issued to Chifeng Silver by the local industrial and commercial administration, expands Chifeng Silver’s business scope to include silver mining and sales of mineral products (see press release of August 2, 2010).

About Silver Dragon Resources Inc.

Silver Dragon Resources Inc. is a mining and metals company focused on the exploration, acquisition, development and operation of silver mines in proven silver districts globally. Silver Dragon's objective is to acquire silver mining assets that contain promising exploration targets, have highly leveraged, out–of– the–money silver deposits, and/or are producing properties with significant untapped exploration potential. It is management's objective to grow Silver Dragon into a significant silver producer by developing its six Sino–Top properties in China (particularly Dadi and Laopandao), and its Erbahuo Silver mine (via its Chifeng Silver Dragon subsidiary), also in China. For more information, please visit the Company's website at: www.silverdragonresources.com (now available in Chinese).

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: The statements contained herein which are not historical are forward–looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in the forward– looking statements, including, but not limited to: general economic conditions and financial markets, changes in market prices of silver and other metals, technological and operational risks (including but not limited to construction delays, logistics issues, and equipment performance or failure), and other risks set out in the Company's most recent Form 10–K available at www.sec.gov/edgar.shtml.

Contact

Silver Dragon Resources Inc.

Marc Hazout, President or Alessandro Motta, Investor Relations

(416) 223–8500 or Toll Free: 1–866–512– SDRG (7374)

Email: info@silverdragonresources.com